For further information contact: John W. Bordelon, Chairman, President and CEO (337) 237-1960
Release Date: May 18, 2020
For Immediate Release

HOME BANCORP NAMES ANN FORTE TRAPPEY
TO BOARD OF DIRECTORS

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary (www.home24bank.com), announced that Ann Forte Trappey has been appointed to its Board of Directors, effective June 1, 2020.

“Ann has earned an exceptional reputation as a business and civic leader across the Gulf South,” said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and Bank. “As our first Baton Rouge-based Board member, she will undoubtedly help us build momentum in Louisiana’s Capital Region and beyond. Ann joins us at an especially pivotal time as we seek to re-build our economy by helping our customers manage through this unprecedented environment.”

“As a highly-successful leader of one of the top engineering firms in Louisiana, Ann understands the critical role the Board plays in directing strategy and providing oversight of the company,” added Chris P. Rader, Chairman of the Company’s Corporate Governance and Nominating Committee. “We could not be more pleased she’s joining our Board. Ann will quickly become a key contributor in our Boardroom.”

Ann F. Trappey, P.E., FACEC, serves as Chief Executive Officer of Forte & Tablada, Inc., a leading consulting engineering and land surveying firm based in Baton Rouge. Since becoming CEO in 1993, Mrs. Trappey has continued her work as a design engineer along with managing the firm. She earned a Bachelor of Science Degree in Civil Engineering from Louisiana State University. She has held leadership roles in several professional and community organizations, including: President of the Louisiana American Council of Engineering Companies, President of the Louisiana Engineering Foundation, Chair of the Baton Rouge Area Chamber, President of the Baton Rouge Rotary Club and member of the Board of Directors of the Public Affairs Research Council. During her career, Mrs. Trappey has received multiple honors, including: LSU College of Engineering Hall of Distinction, Baton Rouge Business Report Woman of Achievement, Louisiana Engineering Society-Baton Rouge Chapter President’s Award and Girl Scouts Woman of Distinction.

About Home Bank, N.A.
Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish. Through the years, we’ve expanded to serve markets in South Louisiana and Mississippi: Acadiana, Baton Rouge, New Orleans, the Northshore of Lake Pontchartrain, St. Martin and Jeff Davis Parishes, as well as Natchez and Vicksburg.

With 40 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of our communities. Personal banking has always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our clients and community. We live our values each day, focusing on integrity, innovation and a commitment to serving others. For more information about Home Bank, visit www.home24bank.com.